EXHIBIT 10.26

EXECUTION COPY
June 18, 2009

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corporation
116 Huntington Avenue
Boston, MA 02116

Dear Peter:

As you know, we have had many conversations over the past several months regarding SBR-Fortune Associates, LLLP, a Florida limited liability limited partnership (the "Partnership").  This letter agreement is intended to supersede all such discussions and conversations, none of which shall have any force or effect.  All terms appearing in initial capitalized letters below shall have the meanings ascribed thereto in the Agreement of Limited Liability Limited Partnership of the Partnership, dated as of January 17, 2005, as amended by that certain First Amendment to Agreement of Limited Liability Limited Partnership of SBR-Fortune Associates, LLLP dated as of February 25, 2005, by that certain Second Amendment to Agreement of Limited Liability Limited Partnership of SBR-Fortune Associates, LLLP dated as of March 2, 2005, and by that certain Third Amendment to Agreement of Limited Liability Limited Partnership of SBR-Fortune Associates, LLLP dated as of April 15, 2005, as so amended, the ("Partnership Agreement").

This letter will constitute the agreement of the Partners and is intended to modify and amend the Partnership Agreement as follows:

1. All funds advanced by or on behalf of any of the Partners or from third parties from and after January 20, 2009 shall be referred to below as "New Monies."  The repayment of all New Monies and the payment to HSBC Realty Credit Corporation (USA) ("HSBC") of all sums due to HSBC pursuant to that certain Loan Agreement, dated as of April 19, 2005, entered into by HSBC and the Partnership, as amended to the date hereof (the "HSBC Indebtedness") shall be governed by the provisions of Paragraph 5(a) below or as otherwise provided herein.  By their execution below, the parties have agreed that the sum of the principal amount of the New Monies and the principal amount of the HSBC Indebtedness shall not exceed Sixty-Eight Million Dollars ($68,000,000.00) (the "Debt Cap"), unless Sonesta, in its sole and absolute discretion, elects to permit the funding of indebtedness in excess of such amount by or on behalf of either the Fortune Partners or Sonesta. All New Monies funded which, when added to the principal amount of the HSBC Indebtedness, do not exceed the Debt Cap are referred to as the "First Tier New Monies." All New Monies funded which, when added to the principal amount of the HSBC Indebtedness, exceed the Debt Cap are referred to as the "Second Tier New Monies."

2. All New Monies funded by Sonesta shall bear simple interest at the rate of fifteen percent (15%) per annum.  All New Monies caused to be funded by the Fortune Partners from any person or party not controlled by Edgardo Defortuna ("Defortuna") shall bear simple interest at the rate of thirteen and one-half percent (13.5%) per annum.  All New Monies caused to be funded by Defortuna or any person or party controlled by Defortuna (which shall include any funding as to which any of the Fortune Partners, Defortuna and/or any person or party controlled by Defortuna bear the ultimate financial risk) shall not bear interest.  All New Monies

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 2 -

shall be funded in the form of a loan and, in the case of New Monies which are not funded by Sonesta or any of its affiliates, will be evidenced by a promissory note in the form attached hereto as Exhibit "A", or in the case of New Monies funded by Sonesta or any of its affiliates, in the form attached hereto as Exhibit "A-1" (each of the promissory notes evidencing New Monies are referred to as a "New Monies Promissory Note"), which in each case shall provide (i) a waiver by the applicable lender of any rights it may have at law or in equity to initiate insolvency or Bankruptcy proceedings against the Partnership in connection with the loans evidenced by each such New Monies Promissory Note, and (ii) for a "maturity date" as provided in said New Monies Promissory Note.

3. The first Six Million Dollars ($6,000,000.00) of New Monies to be funded from and after January 20, 2009, shall be funded (i) fifty percent (50%) by or through Sonesta and (ii) fifty percent (50%) by or through loans arranged by the Fortune Partners; it being agreed that New Monies funds shall be contributed from time to time in a manner that results in the New Monies contributions made on behalf of Sonesta and the Fortune Partners to remain approximately equal until each has reached the Three Million Dollar ($3,000,000.00) threshold.  Sonesta shall not be required to provide any New Monies funds pursuant to this Paragraph 3 until Sonesta has received confirmation that the Fortune Partners or third parties have satisfied their equivalent New Monies funding obligation.  From and after the date on which Sonesta and the Fortune Partners have funded or caused to be funded their respective Three Million Dollar ($3,000,000.00) New Monies obligations, and except as otherwise provided herein, such as, for example, upon the election by Sonesta of the Forced Sale Option, the Fortune Partners shall be solely responsible for causing all further New Monies to be funded through the borrowing of additional funds from third parties or Defortuna under additional New Monies Promissory Notes.  As of the date of execution of this letter agreement, each of Sonesta and the Fortune Partners have funded or caused to be funded Nine Hundred Thirty-Three Thousand Nine Hundred Forty Dollars and 04/100 ($933,940.04) of New Monies.  One hundred percent (100%) of the New Monies funded by the Fortune Partners to date has been funded by Defortuna.  Each such funding has been made in accordance with the terms of a New Monies Promissory Note, dated as of the date hereof (provided that interest shall be retroactive to the date of actual funding).

4.

(a) The Partners have agreed to sell the Property (and/or all of the Partnership Interests). During the period commencing on the date hereof and ending on October 31, 2009, the Partnership will accept any Bona Fide Offer (defined below) received by it for an all-cash purchase price of Eighty Million Dollars ($80,000,000.00) or more. Any Bona Fide Offer that includes a proposal for purchase money financing shall be subject to the mutual agreement of the Partners acting reasonably.  As used herein, the term "Bona Fide Offer" means a binding written offer to purchase the Property (or all of the Partnership Interests) from a person or entity reasonably likely to have the financial resources and/or access to financing necessary to close the offered transaction, containing terms and conditions that are generally typical in the then current market for properties similar to the Property, provided that in all events such Bona Fide Offer must (a) provide for a cash security deposit in an amount not less than Three Million Dollars ($3,000,000.00), (b) a due diligence period of no more than thirty (30) days, and (c) at the end of the due diligence period no less than Three Million Dollars ($3,000,000.00) must be 'hard" (i.e., at risk).

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
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(b) If the Partnership is not then party to a binding agreement to sell the Property (and the Partners are not then party to a binding agreement to sell all of the Partnership Interests), then during the period commencing on November 1, 2009 and ending on January 31, 2010, Sonesta shall have the sole right to cause the Partnership to enter into an agreement (a "Sonesta Approved Agreement") to sell the Property (or all of the Partnership Interests) pursuant to a Bona Fide Offer (provided that the purchase price thereunder may be less than Eighty Million Dollars ($80,000,000.00), if such purchase price is acceptable to Sonesta; provided, however, that the consent of the Fortune Partners shall be required for any above described proposed transaction whereby Sonesta retains, directly or indirectly, any non de minimis interest in the Property (or Partnership Interests) unless (i) as a result of the transaction, including any funds advanced by Sonesta or third parties, the Fortune Partners, Defortuna and third parties funding New Monies on behalf of the Fortune Partners receive at the closing of said transaction the greater of (A) the amount said parties would have received pursuant to the provisions of Paragraph 5(a) below if the Property was sold for an all cash purchase price of Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000.00) or (B) the amount said parties would receive pursuant to the provisions of Paragraph 5(a) below if the Property is sold for the consideration set forth in the Sonesta Approved Agreement, and (ii) the closing date of said transaction is no greater than ninety (90) days after the date of execution of the Sonesta Approved Agreement.

(c) If the Partnership is not then party to a binding agreement to sell the Property (and the Partners are not then party to a binding agreement to sell all of the Partnership Interests), then during the period commencing on February 1, 2010 and continuing thereafter, if either the Fortune Partners or Sonesta notifies the other that it elects to accept the then current all-cash Bona Fide Offer having the highest proposed purchase price of all then current all-cash Bona Fide Offers, then the Partnership shall accept such highest all-cash Bona Fide Offer; provided, however, that if Sonesta notifies the Fortune Partners that Sonesta rejects such proposed sale (which it may do only if it is not a Fortune Approved Bona Fide Offer which Sonesta must accept pursuant to Paragraph 4(d)(ii) below), then (i) the provisions of Paragraph 4(d) below shall apply and from and after the date of a closing under the Buy Out Option described below, Sonesta shall have the sole right to cause the Partnership to sell the Property (or all of the Partnership Interests) on terms and conditions acceptable to Sonesta and (ii) from and after the date on which Sonesta rejects the proposed Bona Fide Offer, and notwithstanding anything to the contrary contained in Paragraph 3 above, the Fortune Partners shall have no obligation to provide any additional funding to the Partnership.

(d)

(i) In the event the Partnership receives a Bona Fide Offer on or after February 1, 2010 to sell the Property or to have all of the Partners sell all of the Partnership Interests which the Fortune Partners desire to accept, the Fortune Partners shall notify Sonesta in writing of such Bona Fide Offer and their desire to accept such offer (such notice, an "Acceptable Sale Notice", which shall include a copy of the Bona Fide Offer in question [the "Fortune Approved Bona Fide Offer"]); provided, however, that in order for a Bona Fide Offer to be capable of constituting a Fortune Approved Bona Fide Offer under this Paragraph 4(d), in addition to qualifying as a Bona Fide Offer pursuant to Paragraph 4(a) above, such offer must also (A) provide no financing contingency and (B) provide a due diligence period of no greater

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 4 -

than fifteen (15) days if no funds are at risk or a due diligence period of up to forty-five (45) days if an "at risk" deposit of no less than Five Hundred Thousand Dollars ($500,000.00) is placed in escrow. In addition, the Partners have agreed that the first Five Hundred Thousand Dollars ($500,000.00) of any forfeited due diligence deposit contained in a Fortune Approved Bona Fide Offer shall be distributed to Sonesta and treated as a reduction in its Unreturned Capital (provided that any other forfeited deposit shall be distributed to the Partnership and not Sonesta exclusively).  Sonesta, within ten (10) Business Days of receipt of the Acceptable Sale Notice, must notify the Fortune Partners in writing whether Sonesta accepts or rejects the Fortune Approved Bona Fide Offer.  In the event Sonesta fails to notify the Fortune Partners in writing within the above described ten (10) Business Day period, then Sonesta shall be deemed to have accepted the Fortune Approved Bona Fide Offer and the Partners shall pursue a closing thereunder.  In the event Sonesta indicates in writing within the above described ten (10) Business Day period that it rejects the Fortune Approved Bona Fide Offer, then Sonesta shall be deemed to have elected to purchase the Partnership Interests of the Fortune Partners (the "Buy-Out Option").  In the event Sonesta elects the Buy-Out Option, (i) the Partnership shall not accept the Fortune Approved Bona Fide Offer, and (ii) the provisions of Paragraph 7.2 shall apply.

(ii) Notwithstanding anything to the contrary contained in Paragraph 4(c) or Paragraph 4(d)(i) above, Sonesta must accept (and shall be deemed to accept) any Fortune Approved Bona Fide Offer otherwise described in Paragraph 4(d)(i) which provides for either:  (A) a purchase price that after deducting for reasonably anticipated closing costs would result in sales proceeds equal to or less than the then outstanding HSBC Indebtedness, or (B) a purchase price that after deducting for reasonably anticipated closing costs would result in sales proceeds equal to or greater than the sum of (y) the then outstanding HSBC Indebtedness and (z) all amounts outstanding under the New Monies Promissory Notes.  In the event Fortune proffers a Fortune Approved Bona Fide Offer which provides for a purchase price that after deducting for reasonably anticipated closing costs would result in sales proceeds greater than the then outstanding HSBC Indebtedness, but less than the sum of (y) the then outstanding HSBC Indebtedness and (z) all amounts outstanding under the New Monies Promissory Notes, then, in such event, Sonesta may reject such Fortune Approved Bona Fide Offer, in which event, it shall be deemed to have elected the Buy-Out Option, provided that, as a condition to doing so, Sonesta must provide an indemnity to Defortuna from Sonesta International Hotels Corporation, a New York corporation, in an amount equal to the lesser of (i) One Million Dollars ($1,000,000.00), or (ii) fifty percent (50%) of any and all losses, damages, expenses, costs or other amounts paid by Defortuna to HSBC pursuant to or otherwise attributable to Defortuna's guaranty of the HSBC Indebtedness.  Such indemnity shall be provided in a written agreement containing operative indemnity provisions identical to those contained in Section 5 of the Release and Indemnity Agreement referred to in Paragraph 7.1 below.

(iii) In the event of a sale under Paragraph 4(d)(ii)(A) above, Defortuna must either (x)  pay to Sonesta upon the closing of such sale an amount equal to the unpaid principal and interest due under all New Monies Promissory Notes then held by Sonesta, in which event the guaranty provided by Defortuna described in Paragraph 8 below shall be extinguished in its entirety upon such payment, or (y) not make any payment to Sonesta in which event  the guaranty provided by Defortuna described in Paragraph 8 below shall remain in full force and effect.

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 5 -

5.

(a) Assuming the Fortune Partners have not defaulted in funding New Monies (as described in and required by Paragraph 3 above) beyond the applicable Cure Period (as defined in Paragraph 6(a)) (or for such additional cure period of time provided in the Partnership Agreement in the event Sonesta elects the Partnership Agreement Default Option) or if the Fortune Partners default in their New Monies funding obligations and Sonesta elects the "Third Fork Option" described in Paragraph 7.3 below, the net proceeds derived from any sale of the Property or all of the Partnership Interests will be distributed as follows:

(i) first, to the payment of the HSBC Indebtedness;

(ii) next, to the payment of all Partnership liabilities, excluding (x) any amounts payable to any of the Partners (which exclusion includes amounts payable in respect of project administration fees or other fees or compensation payable to the Fortune Partners and Hotel Shutdown Payments payable to Sonesta (which Hotel Shutdown Payments shall be added to the Unreturned Capital of Sonesta)) and (y) all New Monies;

(iii) next, to the principal and interest on all New Monies Promissory Notes issued in respect of First Tier New Monies (with all accrued interest being payable to all First Tier New Monies lenders pari passu (in proportion to which the accrued interest payable to each such lender in respect of the First Tier New Monies bears to the total outstanding interest payable to all such lenders in respect of the First Tier New Monies)) prior to the pari passu repayment of outstanding principal in respect of the First Tier New Monies;

(iv) next, to the payment of the Sales Incentive Amount (as such term in defined in Paragraph 5(b) below) to Fortune International Management, Inc.;

(v) next, to the principal and interest on all New Monies Promissory Notes issued in respect of Second Tier New Monies (with all accrued interest being payable to all Second Tier New Monies lenders pari passu (in proportion to which the accrued interest payable to each such lender in respect of the Second Tier New Monies bears to the total outstanding interest payable to all such lenders in respect of the Second Tier New Monies)) prior to the pari passu repayment of outstanding principal in respect of the Second Tier New Monies; and

(vi) then, the remaining proceeds shall be distributed pari passu to the Fortune Partners in an amount equal to the Fortune Residual Distribution (as such term is defined in Paragraph 5(b) below) and to Sonesta in an amount equal to the Sonesta Residual Distribution (as such term is defined in Paragraph 5(b) below).

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 6 -

(b) For purposes of Paragraph 5(a) above, the following terms shall be defined as follows:

(i) The "Sales Incentive Amount" shall be $1.5 million plus the Additional Amount as determined by reference to the "gross sales price" of the Property or Partnership Interests, as the case may be, as follows:

Gross Sales Price	Additional Amount
less than $87.5 million	$0
$87.5 million up to but less than $95 million	$250,000
$95 million or more	$500,000

For purposes of this letter agreement, the "gross sales price" shall equal the cash and fair market value of any property received in the sale transaction, any portion of the purchase price to be paid subsequent to the closing of the sale transaction, including the face amount of any promissory notes received in the sale transaction and the face amount of any and all liabilities of the Partnership assumed by the purchaser upon the closing of the sale transaction.  In calculating the “gross sales price,” closing costs shall be allocated in conformity with the standard of practice for similar commercial transactions in Miami-Dade County, Florida.

(ii) The "Fortune Residual Distribution" shall mean that portion of the aggregate proceeds distributable to the Partners pursuant to Paragraph 5(a)(vi) above determined by the product of (A) fifty percent (50%), and (B) a fraction the numerator of which shall be the Capital Contributions of the Fortune Partners and the denominator of which is the Capital Contributions of all of the Partners.  For example, if, on or before October 31, 2009, the aggregate proceeds distributable to the Partners pursuant to Paragraph 5(a)(vi) above is Twenty Million Dollars ($20,000,000.00) and the Capital Contributions of the Fortune Partners is Thirty-Eight Million Dollars ($38,000,000.00) and the aggregate Capital Contributions of Sonesta is Fifty-Eight Million Dollars ($58,000,000.00), the Fortune Residual Distribution would be

[$20,000.000 x 50% x (38 / 38+58) = $3,958,333]

(iii) The "Sonesta Residual Distributions" shall mean the excess of (A) the aggregate proceeds distributable to the Partners pursuant to Paragraph 5(a)(vi) above, over (B) the Fortune Residual Distributions.  Accordingly, under the example set forth in Paragraph 5(b)(ii) above, the Sonesta Residual Distributions shall be

[$20,000,000 - $3,958,333 = $16,041,667]

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 7 -

6.

(a) If the Fortune Partners default in funding New Monies as provided in Paragraph 3 above, then (i) the Fortune Partners shall promptly deliver written notice of the facts and circumstances of such non-payment to Sonesta and (ii) the Fortune Partners shall be in default hereunder.  Upon being notified of such default by Fortune or becoming aware of such default independently, Sonesta shall promptly provide the Fortune Partners a written default notice related thereto and the Fortune Partners shall be permitted a period of thirty (30) days from the date of receipt of the written notice from Sonesta to cure such default (the "Cure Period").  If the Fortune Partners do not cure such default within the Cure Period, then within fifteen (15) Business Days following the expiration of the Cure Period, Sonesta shall provide written notice (the "Election Notice") to the Fortune Partners in which Sonesta must affirmatively elect to either (x) pursue its rights under Section 5.3 of the Partnership Agreement (the "Partnership Agreement Default Option"), (y) pursue the "Third Fork Option" provided in Paragraph 7.3 below, or (z) elect to cause the assignment of the Partnership Interests of the Fortune Partners in accordance with Paragraph 7.1 hereof (the "Forced Sale Option"); provided that as a condition precedent to exercising the Forced Sale Option or the Partnership Agreement Default Option, Sonesta must, simultaneous to its exercise of the Forced Sale Option or Partnership Agreement Default Option, as the case may be, fund the amount of the Fortune Partners’ default.  Immediately upon the delivery of the Election Notice to the Fortune Partners by Sonesta under this Paragraph 6(a) to exercise the Forced Sale Option, all rights to exercise control over the day-to-day management of the Partnership shall automatically vest in Sonesta (or its designee), and such rights to control the day-to-day operations of the Partnership shall remain vested in Sonesta (or its designee), unless and until the provisions of the last sentence of Paragraph 18 are applicable.

(b) In the event that Sonesta elects the Partnership Agreement Default Option, the terms of Section 5.3 of the Partnership Agreement shall apply, the amount advanced by Sonesta to cure defaults shall be treated as a Default Financing and the Cure Period provided in Paragraph 6(a) above shall be considered to be and shall satisfy the thirty (30) day cure period required to be provided pursuant to Section 5.3(a) of the Partnership Agreement.

(c) In the event that Sonesta elects the Forced Sale Option, the provisions of Paragraph 7.1 below shall apply.

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 8 -

7.1           Effect of Forced Sale Option

(a)           In the event Sonesta elects the Forced Sale Option either (i) within the time period provided in Paragraph 6(a) above or (ii) after Sonesta has elected the Third Fork Option as provided and in accordance with Paragraph 7.3 below (and after the expiration of the applicable cure period provided therein without a cure by the Fortune Partners), Sonesta shall direct the Escrow Agent (as such term is defined in Paragraph 7.1(b) below) to insert the "Effective Date" in each of the Escrowed Documents (as such term is defined in Paragraph 7.1(b) below) and deliver the original Escrowed Documents from escrow to the party in whose favor the particular Escrow Document has been executed, with copies of each of the Escrow Documents provided to both Sonesta and the Fortune Partners.  As used herein, the term “Effective Date” means the date the Escrow Agent receives the Election Notice electing the Forced Sale Option.

(b)           In order to effectuate the provisions of this Paragraph 7.1 and in order to assure an expedited closing in the event Sonesta elects to exercise the Forced Sale Option, the following documents (the "Escrowed Documents") shall be executed, in the forms attached hereto, contemporaneously with the execution of this letter agreement, and deposited with Bilzin Sumberg Baena Price & Axelrod LLP (the "Escrow Agent") to be held in escrow in accordance with the terms of this letter agreement and the Escrow Agreement referred to below:

(i)	Sales Incentive Amount Promissory Note in the form attached hereto as Exhibit "B";

(ii) Assignments of Partnership Interest;

(iii)	Release and Indemnity Agreement in the form attached hereto as Exhibit "C"; and

(iv) Escrow Agreement.

7.2           Effect of Buy-Out Option.

(a) In the event Sonesta elects the Buy-Out Option pursuant to Paragraph 4(d) above, Sonesta shall direct the Escrow Agent to insert the "Effective Date" in each of the Escrowed Documents and deliver the original Escrowed Documents from escrow to the party in whose favor the particular Escrow Document has been executed, with copies of each of the Escrow Documents provided to both Sonesta and the Fortune Partners.  As used in this Paragraph 7.2, the term “Effective Date” means the date on which date the Escrow Agent receives a copy of a written notice from Sonesta notifying the Fortune Partners of Sonesta’s election of the Buy-Out Option in accordance with Paragraph 4(d)(i) above.

(b) In addition to the release of the Escrowed Documents, as a condition to a closing under the Buy-Out Option, Sonesta shall pay to the holders of the New Monies Promissory Notes the sum of all principal and interest due under the New Monies Promissory Notes held by them to the extent proceeds would have been available for such payments under the transaction contemplated by the Fortune Approved Bona Fide Offer, which payments shall

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 9 -

be made on or before the earliest to occur of (i) ninety (90) days following the Effective Date (as such term is defined in Paragraph 7.2(a) above), (ii) the closing date of a sale of the Property (or all or substantially all of the Partnership Interests) or (iii) the date of admission of a new partner into the Partnership. In addition, the following amounts shall be paid to the extent proceeds would have been available for such payments under the transaction contemplated by the Fortune Approved Bona Fide Offer on the earliest to occur of (x) twelve (12) months after the Effective Date (as such term is defined in Paragraph 7.2(a) above), (y) the date of admission of a new partner into the Partnership, or (z) the closing date of a sale of the Property (or all or substantially all of the Partnership Interests):  (A) to Fortune International Management, Inc., the Sales Incentive Amount and (B) to the Fortune Partners an amount equal to fifty percent (50%) of the Fortune Residual Distributions to which Fortune would have been entitled if the Property or Partnership Interests, as the case may be, were sold for the sales price provided in the Fortune Approved Bona Fide Offer.

7.3           Third Fork Option.

In the event Sonesta elects the Third Fork Option pursuant to Paragraph 6(a) above, then in such event, all of the provisions of this letter agreement other than Paragraphs 7.1, 7.2, 11 and 14 shall remain operative.   Notwithstanding the election by Sonesta of the Third Fork Option, Sonesta may thereafter either (i) fund the amount of the Fortune Partners' default and invoke the Forced Sale Option described in Paragraph 7.1 above; provided, however that as a condition to electing the Forced Sale Option pursuant to this Paragraph 7.3, Sonesta must first provide the Fortune Partners with written notice that it has funded the Fortune Partners' default amount and provide the Fortune Partners with a period of thirty (30) days from receipt of said notice to cure the default, and in the event the Fortune Partners do not cure said default, the provisions of Paragraph 7.1 shall apply or in the event the Fortune Partners do cure said default within said thirty (30) day period, the default shall be deemed cured for all purposes of this letter agreement or (ii) fund the amount of the Fortune Partners' default and invoke the Partnership Agreement Default Option.

8. Except as provided in Paragraph 4(d)(iii) hereof, upon the occurrence of a (i) sale of the Property (whether effected directly or via merger or consolidation of the Partnership), (ii) sale of all or substantially all of the Partnership Interests (whether effected directly or via merger or consolidation of the Partnership or via the sale of all or substantially all of the equity interests in Sonesta or Florida Sonesta Corporation), (iii) admission of one (1) or more persons or entities as partners in the Partnership (or the Partnership closing on a loan which contains either a conversion feature allowing the holder to acquire equity in the Partnership or provides for some level of participation by the lender in the Partnership's revenues, profits or cash flow), or (iv) the entering into by the Partnership of a joint venture or similar arrangement pursuant to which a third party or parties obtain(s) more than a de minimis direct or indirect interest in the Property, Defortuna shall be deemed released from any and all of his individually guaranteed obligations under the Partnership Agreement, including but not limited to those obligations set forth in Sections 4.4(a)(4), 4.4(c)(3), 7.2 and 8.6(e) of the Partnership Agreement.  As a condition to a closing of any of the transactions described in this Section 8, the Release and Indemnity Agreement in the form attached hereto as Exhibit "8" shall be executed and delivered by all of the parties thereto.

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 10 -

9. As of the Effective Date of the Release and Indemnity Agreement attached hereto in the form of Exhibit "C" or the Release or Indemnity Agreement attached hereto in the form of Exhibit "8" and continuing for so long as Sonesta has an interest in the Property, Defortuna agrees not to make any public statements which disparage Sonesta or the Property or which are materially likely to impair the value or marketability of the Property (which agreement shall not prohibit the Fortune Partners and/or Defortuna from maximizing the value of projects that are competitive to the Property).

10. Notwithstanding anything to the contrary contained in the Partnership Agreement, as amended hereby, under no circumstances shall a Bankruptcy or the dissolution of one or both of the Fortune Partners result in the automatic dissolution of the Partnership without the written consent of Sonesta.

11. If Sonesta exercises the Partnership Agreement Default Option or the Forced Sale Option, then, notwithstanding any other prior agreement to the contrary, Sonesta shall have the right to engage the consulting services of Joseph Herndon ("Herndon") through the Fortune Partners (or their respective affiliates) for consulting services to the Property at a rate based upon Herndon’s current actual pay rate plus a twenty-five percent (25%) overhead fee.  In such event, Herndon shall be permitted by the Fortune Partners (or their affiliates) to perform services for the benefit of the Property substantially similar to those he has performed prior to the date hereof (unless otherwise directed by Sonesta).

12. This letter agreement shall be governed by Florida law.  Except to the extent specifically amended or modified by the terms of this letter agreement, the terms of the Partnership Agreement shall remain in full force and effect.

13. Each party hereto hereby represents and warrants that the individual executing this letter agreement on behalf of such party is duly authorized to execute, deliver and perform this letter agreement on behalf of such party and to bind such party to its agreements herein and that this letter agreement is enforceable against such party in accordance with its terms.

14. In the event that under the terms of this letter agreement Sonesta acquires the Partnership Interests of the Fortune Partners, whether as a result of the exercise of the Forced Sale Option or the Buy-Out Option, then the Fortune Partners agree that as of the effective date of such acquisition, they shall facilitate an orderly transition of the day-to-day operation of the Property and of the books and records of the Partnership to Sonesta.

15. In addition to the foregoing, by their execution below, the Partners have agreed that:

(a) from and after the date of execution of this letter agreement, each of the Partners shall be authorized and permitted to speak with Holliday Fenoglio & Fowler, L.P. and one or more third parties concerning a possible sale of the Property or the Partnership Interests (and shall advise the other Partners of such meetings in advance thereof, to the extent practicable); and

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 11 -

(b) from and after the date of execution of this letter agreement, Sonesta shall be authorized and permitted to meet and/or have discussions with HSBC provided that Sonesta shall endeavor to notify Fortune GP at least two (2) days in advance of any such meeting/discussion so that the Fortune GP may participate therein.

16. Notwithstanding anything to the contrary contained in this letter agreement, when the term "admission of new partners" or words of similar import are used herein, such term shall include the closing of any financing or loan transaction which contains either a conversion feature allowing the holder to acquire equity in the Partnership or provides for some level of participation by the lender in the Partnership's revenues, profits or cash flow (excluding agreements, such as an assignment of leases and rents, that are typically a part of a mortgage financing transaction).

17. The Partners agree and understand that confidentiality of the existence and the terms of this letter agreement are material and essential elements of this letter agreement.  Accordingly, the Partners agree that each will keep the terms of this letter agreement confidential at all times, except in the event disclosure shall be required by a subpoena, an order of a court of competent jurisdiction or a governmental agency empowered to compel or require such disclosure, or, if necessary to enforce any provision of this letter agreement, or such disclosure is required by law. Each  Partner acknowledges that no remedy of law may be adequate to compensate the injured party for a violation of this Paragraph 17 and each of them hereby agrees that, in addition to any legal or other rights that may be available in the event of a breach hereunder, the injured party may seek equitable relief to enforce this Paragraph 17 in any court of competent jurisdiction.   In any such action brought by any of the Partners, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and expenses through and including all appeals. The Fortune Parties hereby acknowledge that Sonesta is directly or indirectly controlled by entities that are publicly traded companies.  Sonesta shall be permitted to rely on the advice of its outside legal counsel in determining the extent to which disclosure of this letter agreement or portions thereof may be legally required.  Any third party providing New Monies on behalf of the Fortune Partners hereunder shall be required to execute a Confidentiality Agreement in the form attached hereto as Exhibit "E".

18. From and after the date on which any monetary or material, non-monetary default arises under the HSBC Indebtedness and the holder of the HSBC Indebtedness either provides a notice of default or commences or threatens to commence enforcement actions, and in all events from and after the date which is thirty (30) days prior to the maturity date of the HSBC Indebtedness, as extended, in recognition of the personal guaranty of the HSBC Indebtedness executed by Defortuna, the Partners have agreed that, if such personal guaranty then remains in effect, Defortuna shall be permitted to participate in unilateral conversations with HSBC in respect of said indebtedness.  In addition, in the event that, as of twenty (20) days prior to the maturity date of the HSBC Indebtedness, as extended, (a) such personal guaranty then remains in effect, (b) the Partnership is not then a party to a binding agreement to sell the Property for a purchase price equal to or greater than the principal balance due under the HSBC Indebtedness or an amount less than the HSBC Indebtedness if such binding sales agreement was the subject of a Fortune Approved Bona Fide Offer, then the Partners agree that the Partnership shall enter into a transaction whereby Defortuna (y) obtains exclusive control of the Property (whether by the Partnership's execution of a deed in his favor or otherwise) at least ten

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 12 -

(10) days prior to the maturity date of the HSBC Indebtedness, as extended, and (z) agrees that the proceeds of any sale of the Property thereafter shall be distributed in accordance with Paragraphs 5(a)(i) through (vi) hereof.

19. In no event and under no circumstance may any of the Partners initiate or consent to any Bankruptcy (as defined in Section 10.1(b) of the Partnership Agreement) or transaction having similar force or effect without the prior written consent of all Partners; provided that the Fortune Partners may initiate or consent to any Bankruptcy without the prior consent of Sonesta from and after the date, if any, on which exclusive control of the Property is transferred to Defortuna as provided in Paragraph 18 above; provided that as a condition precedent to such Bankruptcy filing, the Fortune Partners must first take an assignment of the Sonesta Partnership Interest or otherwise obtain the consent of Sonesta.  In furtherance of the forgoing, Sonesta agrees that upon issuance of a written notice from the Fortune GP which written notice can only be issued under the circumstances and within the time frame set forth in Paragraph 18 above, Sonesta shall be deemed to have transferred and assigned its Partnership Interest to the Fortune LP effective as of three (3) Business Days prior to the actual Bankruptcy filing; it being agreed that Sonesta shall have the right to cause Fortune LP to reassign Sonesta its Partnership Interest in the event such Bankruptcy filing does not occur.

20. This letter agreement, together with the Partnership Agreement, contains the entire understanding among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this letter agreement.  The Partnership Agreement, as modified hereby, remains in full force and effect.

21. The Fortune Partners hereby represent and warrant to Sonesta that the schedule set forth on Exhibit “D” attached hereto is a true and compete list of all material agreements and instruments underlying the HSBC Indebtedness and any other obligations of the Partners or Defortuna with respect thereto.

22. Notwithstanding anything to the contrary contained herein, under no circumstances shall (i) any transfer of the Partnership Interests of the Fortune Partners to Sonesta in accordance with Paragraphs 7.1 or 7.2 hereof, (ii) any foreclosure action by any lender or (iii) any transfers or conveyances effectuated between the Partners or to any lender in accordance with clause (y) of Paragraph 18 hereof be deemed to be a transfer of Partnership Interests or a sale of the Property for the purposes of Paragraphs 5 and 8 hereof; provided that nothing contained in this Paragraph 22 shall in any way invalidate or limit the effectiveness of the Release and Indemnity Agreement to be executed and delivered in the event of a transfer of the Partnership Interests of the Fortune Partners to Sonesta in accordance with Paragraphs 7.1 or 7.2 hereof.

23. each of sonesta and the fortune parties acknowledge that the funding of new monies contributions by the other in the amount of Nine Hundred Thousand Dollars ($900,000.00) on or before June 25, 2009 is essential to each party’s willingness to enter into this letter agreement.  Accordingly, notwithstanding anything to the contrary contained herein, in the event that either the fortune partners or sonesta breaches its obligation to fund or cause to be funded New Monies in an amount not less than Nine Hundred Thousand Dollars ($900,000.00) on or before

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 13 -

June 25, 2009 in accordance with the provisions of Paragraph 3 hereof, then the non-defaulting party shall have the right to terminate this letter agreement upon written notice delivered to the defaulting party within ten (10) business days following the date of such default.  If such termination occurs, then the Partnership Agreement shall be operative as if this letter Agreement had never been executed.

24.           This letter agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.  In addition, any counterpart signature page may be executed  and delivered by facsimile or portable document format ("PDF") and any such faxed or PDF signature pages may be attached to one or more counterparts of this letter agreement, and such faxed or PDF signature(s) shall have the same force and effect as if original signatures had been executed and delivered in person.

25.           The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this letter agreement be construed against any party on the basis that such party, or its counsel, drafted this letter agreement

[EXECUTIONS COMMENCE ON FOLLOWING PAGE]

Peter J. Sonnabend, Executive Chairman
Sonesta International Hotels Corp.
June 18, 2009
Page - 14 -

Please indicate your consent to the terms of this letter agreement by signing and dating a duplicate copy of this letter and returning it to the undersigned.

Fortune KB GP, LLC,
a Florida limited liability company

By:           Fortune International Management, Inc.,
Manager

By:            /s/ Edgardo Defortuna
Edgardo Defortuna, President

Fortune KB, LLC,
a Florida limited liability company

By:           Fortune International Management, Inc.,
Manager

By:            /s/ Edgardo Defortuna
Edgardo Defortuna, President

Agreed and accepted this      18th       day of
June, 2009.

Sonesta Beach Resort Limited Partnership,
a Delaware limited partnership

By:           Florida Sonesta Corporation,
a Florida corporation

By:             /s/ Peter J. Sonnabend
Peter J. Sonnabend,
Vice President